Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333-194292, 333-202401, 333-197974), Forms S-4 (Nos. 333-169654, 333-140195, 333-175828) and Forms S-8 (Nos. 333-178650, 333-187111, 333-190254, 333-205996, 333-206990) of Expedia, Inc. of our report dated March 9, 2015 relating to the consolidated financial statements of Orbitz Worldwide, Inc. and subsidiaries as of December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014, appearing in this Current Report on Form 8-K of Expedia, Inc.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

November 10, 2015